EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 7, 2022, relating to the financial statements of KalVista Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 9, 2023